News Release

For Immediate Release:	For More Information,
April 28, 2026	Contact: Katie Doyle
336-286-8741

FIRST BANCORP ANNOUNCES
APPOINTMENTS OF TWO NEW DIRECTORS

Southern Pines, NC — April 28, 2026 — First Bancorp (NASDAQ: FBNC), the parent company of First Bank (collectively, the “Company”), today announced the appointment of Kate Nevin and Peter Hans to its Board of Directors, effective immediately.

“These appointments reflect our commitment to strong governance and to bringing diverse perspectives, deep expertise, and thoughtful leadership to the First Bancorp and First Bank boards,” said Richard Moore, Chief Executive Officer, First Bancorp. “Kate’s extensive investment management experience and values‑aligned approach to capital allocation, combined with Peter’s long‑standing leadership in education, public policy, and organizational innovation, will be tremendous assets as we continue to grow and serve our communities.”

Kate Nevin, CAIA, is President of TSWII Capital Advisors and Portfolio Manager for TSWII LP and TSWS LP, bringing more than 20 years of experience in alternative investment strategies. She is a leading advocate for values‑aligned investing and expanding access to capital for women‑led and diverse firms, and she serves on numerous limited partner advisory committees and nonprofit boards. Ms. Nevin holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill; completed the Executive Program at the University of Virginia Darden School of Business; and selected as a Diversity Leadership Fellow at the Riley Institute at Furman University.

Peter Hans has served as President of the University of North Carolina System since 2020, leading a statewide public university system with a focus on low tuition, reduced student debt, and higher graduation rates. Previously having served as President of the North Carolina Community College System and as a senior policy advisor at both state and federal levels, President Hans earned degrees from University of North Carolina at Chapel Hill and a Master of Liberal Arts from Harvard University.

Together, these appointments reflect First Bancorp and First Bank’s focus on thoughtful leadership and long‑term growth, ensuring the Company remains well-positioned to serve its communities while advancing its strategic objectives.

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First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.9 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.